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                                                                       EXHIBIT 5

                         [Blackwell Sanders letterhead]



                                 July 3, 1997





Aquila Gas Pipeline Corporation
100 N.E. Loop 410, Suite 1000
San Antonio, Texas 78216

Gentlemen:

    We refer to the Registration Statement of Aquila Gas Pipeline Corporation (the "Registrant") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 500,000 shares of the Registrant's Common Stock, $.01 par value (the "Common Stock"), to be issued under the Aquila Gas Pipeline Corporation 1997 Stock Incentive Plan (the "Plan").

    We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

    Based upon the foregoing, it is our opinion that the 500,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non- assessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,


                                       Blackwell Sanders Matheny Weary &
                                       Lombardi LLP